EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-204099) pertaining to the 2015 Comerica Incorporated Incentive Plan For Non-Employee Directors and the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan of our reports dated February 9, 2021, with respect to the consolidated financial statements of Comerica Incorporated and the effectiveness of internal control over financial reporting of Comerica Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
April 29, 2021